SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): November 23, 2004
                                                  (November 18, 2004)

                              Market Central, Inc.

       Delaware                          0-22969                 59-3562953

(State or other jurisdiction      (Commission File ID No.)    (IRS Employer No.)
of incorporation)

                              1650A Gum Branch Road
                             Jacksonville, NC 28540
                    (Address of principal executive offices)

                                 (910) 478-0097
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the recapitalization transactions described in Item 8 below, William A Goldstein and Glen Hammer resigned from the Company's Board of Directors effective November 18, 2004. Such resignations did not result from any disagreements between the Company and either of Messrs. Goldstein or Hammer.


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SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

      On November 18, 2004, the Company and its two largest shareholders, William A. Goldstein ("Goldstein"), sole owner of WAG, LLC, and Glen Hammer ("Hammer"), entered into an agreement to surrender to the Company 5,880,740 shares ("Surrendered Shares") of the Common Stock of the Company which represents approximately 45% of the outstanding Common Stock of the Company. Each individual will return 50% of the total Surrendered Shares. In addition, outstanding indebtedness of the Company payable to Goldstein in the approximate amount of $1,100,000 and to Hammer in the approximate amount of $238,000 (the "Loans") will be cancelled upon the issuance to Goldstein and Hammer of a number of shares of the Company's Series A Convertible Preferred Stock (the "Series A Stock") equal to the amount of the Loans divided by 1.3325. In addition, Goldstein and Hammer agree to cancel immediately the warrants issued by the Company to them in February 2003 to purchase a total of 2,333,333 shares of common stock at $3.16 per share.

      In addition to the recapitalization described above, Hammer agreed to take such steps as are reasonably necessary to have indebtedness of the Company owed to the Bank of America in the approximate amount of $1,250,000 (the "BOA Debt") assigned to Hammer or otherwise refinanced by Hammer such that the Company has no further direct obligations to Bank of America for such BOA Debt. The Company has agreed to pay a reasonable rate of interest to Hammer with respect to the new or assigned loan completed by Hammer with respect to the BOA Debt. Such interest rate is expected to be at LIBOR plus 1 1/2%, and shall be paid currently subject to reasonable default notice and cure provisions. Hammer is currently unable to deliver his portion of the Surrendered Shares pending release of such stock which is held as collateral for certain indebtedness from Hammer to third parties. Hammer will deliver his portion of the surrendered shares on or before April 30, 2005. Hammer has agreed that he will take no actions to create any new liens or other encumbrances on such stock and that at the earliest point that such stock is free and transferable, he will surrender it to the Company. In the event that Hammer delivers the Company Common Stock as described above to the Company in a timely fashion, the Company has agreed to enter into a loan agreement pursuant to which it is obligated to repay the new or assigned loan with respect to the BOA Debt to Hammer. Such loan agreement shall contain a reasonable amortization schedule with respect to the repayment of the principal of such loan on terms that are reasonably acceptable to the Company. In the event that the Company defaults in its obligations to repay such loan and as a result, the principal amount of such loan is accelerated, Hammer shall be entitled to receive one million (1,000,000) shares of the Company's Common Stock in full satisfaction of such loan obligation. In the event that Hammer does not satisfy his obligation to surrender the Company Common Stock described above to the Company on or before April 30, 2005, any and all obligations of the Company to pay interest on such new or assigned BOA Debt or to enter into the loan agreement with Hammer as described above, shall terminate and be of no further force and effect.

      The purpose of these recapitalization transactions is to reduce the dilutive effect of the acquisition and ownership of Company Common Stock by such principal shareholders, and to reduce the Company's outstanding indebtedness by converting such indebtedness to Series A Preferred Stock.




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SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Business Acquired

    N/A

(b) Pro Forma Financial Information

    N/A

(c) Exhibits

         99.1     Press Release dated November 23, 2004

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        Market Central, Inc.
                                        (Registrant)


Dated:  November 23, 2004         By:   /s/ Clifford Clark
                                        ----------------------------------------
                                        Clifford Clark, Chief Financial Officer

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